UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 9, 2024

Date of Report (date of earliest event reported)

Micron Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 South Federal Way

Boise, Idaho 83716-9632

(Address of principal executive offices and Zip Code)

(208) 368-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	MU	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Direct Funding Agreements

On December 9, 2024 (the “Award Date”), two wholly-owned subsidiaries of Micron Technology, Inc. (the “Company”), Micron Idaho Semiconductor Manufacturing (Triton) LLC, a Delaware limited liability company (“Micron Idaho”), and Micron New York Semiconductor Manufacturing LLC, a Delaware limited liability company (“Micron New York”) entered into direct funding agreements (each, a “Funding Agreement” and, collectively, the “Funding Agreements”) with the United States Department of Commerce (the “Department”) under the Department’s CHIPS Incentives Program established pursuant to the CHIPS and Science Act of 2022 (the “CHIPS Act”). In addition, the Company entered into a guarantee and equity contribution agreement (the “Guarantee”) with the Department. Micron Idaho and Micron New York are, collectively, referred to as the “Project Subsidiaries.”

Under the Funding Agreement with Micron Idaho (the “Idaho Funding Agreement”), the Department has awarded Micron Idaho a grant in a maximum funding amount of $1.5 billion (the “Idaho Award”) for the construction of a fab facility in Boise, Idaho. Under the Funding Agreement with Micron New York (the “NY Funding Agreement”) the Department has awarded Micron New York grants in a maximum funding amount of $4.6 billion for the construction of two fab facilities in Clay, New York (the “NY Award” and together with the Idaho Award, the “Project Awards”). The construction of the fab facilities is referred to collectively as the “Projects.” The Funding Agreements also include an additional grant of up to $65 million for workforce development activities related to the Projects.

The Company elected not to pursue the government loans proposed by the Department for the Projects, which were previously disclosed as included in the non-binding preliminary memorandum of terms between the Company and the Department.

Under the Funding Agreements, the Department will disburse the funding of the Project Awards to the respective Project Subsidiaries based on the achievement of construction, tool installation and wafer production milestones for the applicable Project, with each disbursement reimbursing the applicable Project Subsidiary for eligible Project costs. The Company retains discretion with respect to capacity and production volume ramp of each Project. Disbursements are subject to various conditions precedent, including compliance with representations, warranties, covenants and the absence of defaults under the applicable Funding Agreement and related documents.

The Funding Agreements contain representations, warranties and affirmative and negative covenants applicable to the Project Subsidiaries (and in certain cases the Company and/or its affiliates), including representations, warranties, and covenants customary for project financing agreements, that relate to compliance with requirements for award recipients expressly provided for in the CHIPS Act, and that relate to compliance with other CHIPS program requirements of the Department.

Most obligations of the Project Subsidiaries and the Company pursuant to the Funding Agreements are binding with respect to a Project for a period of five years following the Project completion date. Certain obligations specified under the CHIPS Act (and certain other related obligations) are binding on the Project Subsidiaries and the Company for a period of ten years following the Award Date.

The Funding Agreements contain certain events of default and related rights and remedies. Events of default include:

•	Clawback events such as (i) the failure to complete a Project by an agreed upon completion date, (ii) violation of CHIPS Act restrictions on certain activities involving foreign countries and entities of concern, and (iii) impermissible use or disposition of a Project;
•	Certain significant events of default such as (i) violation of specified covenants with respect to the CHIPS program’s economic and national security objectives, (ii) abandonment of a Project, and (iii) bankruptcy or insolvency of the Company or applicable Project Subsidiary prior to a Project completion date; and
•	Other events of default that are not clawback events or significant events as described above, including breaches of certain representations, warranties and covenants and the occurrence of other events of default customary in a project financing agreement.

Rights and remedies in connection with events of default include: (i) requiring the repayment of some or all of the Project Award amounts previously disbursed with respect to a Project and/or terminating the Funding Agreement and Project Award funding (in the case of clawback events and significant events of default only) (a “clawback”), (ii) imposing additional conditions on the Project Award funding; (iii) withholding or suspending a disbursement of the Project Awards; and (iv) exercising other legal remedies available to the Department. There are also certain cross-Project funding conditions in which achievement of a particular Project milestone is a funding condition for certain Project milestones for a different Project, and cross-Project clawback events under which failure to achieve a particular Project milestone by a particular date for one Project is a clawback event for a different Project.

In the event of an acquisition of 35% or more of the ownership of or voting rights of the Company by a person or group, the Department may impose additional conditions on the Project Award, withhold or suspend one or more disbursements or exercise other legal remedies. Such an acquisition of the Company does not give rise to a clawback unless the acquiring person or group is a foreign entity of concern or is controlled by a person subject to US government sanctions, suspension or debarment. A change of control of Micron New York or Micron Idaho could give rise to a clawback or other legal remedies.

The Funding Agreements contain restrictions on the payment of special and one-time dividends by the Company and restrictions on share repurchases by the Project Subsidiaries and the Company that may be applicable during the five-year period following the Award Date, subject to certain exceptions. Share repurchases are permitted during the first two years of such five-year period up to amounts specified in the Funding Agreements to help offset the dilutive effect of employee stock compensation or as otherwise permitted by the Department. Share repurchases are not restricted during the final three years of such five-year period if certain financial and other conditions are satisfied. The Company is permitted to make its customary and ordinary course recurring dividends (and reasonable ordinary course increases thereof) consistent with the Company’s past practice.

Pursuant to a Funding Agreement, the applicable Project Subsidiary may be required to pay the Department upside sharing amounts for a period of up to ten years following the first year in which the cumulative cash flow from a Project is positive. Upside sharing amounts for a Project are only payable if cumulative cash flows from the Project exceed a threshold level that is at a significant premium to the baseline projected cumulative cash flows from a Project. The upside sharing amount would equal a modest sharing percentage of the excess cash flows above the threshold level, but not to exceed 75% of the Project Award disbursements for a Project, after taking into account any clawbacks or other repayments.

Guarantee

In connection with the Funding Agreements, the Company entered into the Guarantee pursuant to which the Company agreed to guarantee any financial obligations owing by a Project Subsidiary to the Department pursuant to the Funding Agreements and related documents. The Company also agreed to make equity contributions or intercompany loans to the Project Subsidiaries as required to pay Project costs and satisfy other obligations of the Project Subsidiaries. The Guarantee also contains the agreement of the Company to comply with certain provisions of the Funding Agreements that apply to the Company and/or certain Company affiliates, including (i) the restrictions on dividends and share repurchases as described above and (ii) restrictions on certain activities involving foreign countries and entities of concern as required under the CHIPS Act.

Item 7.01	Regulation FD Disclosure

On December 9, 2024, a subsidiary of the Company, Micron Virginia Semiconductor Manufacturing LLC, a Delaware limited liability company (“Micron Virginia”), signed a non-binding Preliminary Memorandum of Terms (“PMT”) with the Department for a grant of up to $275 million pursuant to Micron Virginia’s application for funding under the Department’s CHIPS Incentive Program (“Virginia Award”). The grant will support modernization of production of long-lifecycle DRAM products at the Company’s existing semiconductor manufacturing facility in Manassas, Virginia to address future demand primarily for defense, aerospace, automotive, and industrial customers. The Virginia Award, combined with the NY Award, Idaho Award, and workforce development grants described above represent total CHIPS grants of up to $6.44 billion in connection with the Company’s U.S. manufacturing expansion projects.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2024

MICRON TECHNOLOGY, INC.

By:	/s/ Michael Ray
Name:	Michael Ray
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary